Exhibit 10.1

June 30, 2014

Elisa Lee
2700 Carisbrook Drive
Oakland, CA 94611
Re:    Separation & Release Agreement
Dear Elisa:
This letter confirms your decision to resign from your employment with Ellie Mae (the “Company”) effective on September 2, 2014 (the “Separation Date”). Up and through the Separation Date, you will continue to vest in any equity awards that have been granted to you by the Company.
In addition, the Company wishes to provide certain severance benefits to you, to assist you while you are looking for other employment, and you wish to receive such severance and benefits. Therefore, for the receipt of good and adequate consideration, you and the Company agree as follows.
1.    Return of Company Property. On or before the Separation Date, you will return all property of the Company including, without limitation, confidential information or copies of such information, or other documents or materials, equipment, or other property belonging to the Company. We can make arrangements regarding the computer and mobile phone.
2.    Resignation from Company Positions. On the Separation Date, you will submit in writing your resignation from all officer and/or director positions that you still hold with the Company.
3.    Accrued Wages and Expenses. On the Separation Date, you will receive a payment in an amount equal to all unpaid business expenses incurred by you and all wages owed to you through the Separation Date, including accrued, unused paid time off (PTO) hours.
4.    Severance Payment. On the Separation Date, the Company will pay to you as severance the aggregate amount of six (6) months of wages at your base salary rate, equal to $137,500, less applicable taxes, garnishments and any other withholding required by law or authorized by you in a lump sum payment.
5.    COBRA. If eligible, you will be given the opportunity to elect continuation of healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”). The Company will provide for COBRA benefit premiums for lesser of six months or until you are no longer eligible for COBRA benefits.
6.       Stock Options.  As of the Separation Date, your options cease to vest.  Except as expressly provided herein, your rights with respect to all stock option and other equity awards shall be as provided in the applicable equity plans, notices of grant and option or other equity award agreements.
7.    Release by Lee. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.
On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company or the separation thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil

Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law including, without limitation, claims for indemnity under the California Labor Code and your right to bring to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing claims of discrimination; provided, however, that you do release your right to secure damages for any alleged discriminatory treatment.

8.    Release by Company. The Company hereby releases and forever discharges you from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Company now has or may hereafter have against you by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company. Notwithstanding the generality of the foregoing, the Company is not releasing any claims arising from your obligations under this Agreement.
9.    Section 1542 Acknowledgement.
YOU AND THE COMPANY ACKNOWLEDGE THAT BOTH HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."
BEING AWARE OF SAID CODE SECTION, YOU AND THE COMPANY HEREBY EXPRESSLY WAIVE ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
10.    Transition and Cooperation. You agree to cooperate with Ellie Mae in the transition of your duties to any individual or individuals designated by Ellie Mae. During the period from the execution of this Agreement to the Separation Date, you shall perform only such duties as are assigned to you by Jonathan Corr. You agree that following the Separation Date and during the period that you are receiving Severance Payments, you will be available to and will respond to requests for information regarding your former duties.
11.    Requests for References. All external requests for references should be directed to Lisa Bruun, Senior Vice President, Human Resources, which will confirm only your job title and dates of employment.
12.    Employee’s Representations. You represent and warrant that:

a)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law; and

b)
You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

13.    Non-Disparagement. You will not make any disparaging comments about the Company, or any of its officers or directors. The Company’s officers and directors will not make any disparaging comments about you.

14.    Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision. You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all of its provisions, and that you are voluntarily entering into this agreement.
15.    Governing Law and Attorneys’ Fees. This Agreement will in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflicts of laws rules thereof. If it is necessary to for either party to file suit to enforce this Agreement, the prevailing party shall recover its reasonable costs of enforcement, including costs and reasonable attorneys' fees.
16.    Integrated Agreement. This Agreement sets forth the entire agreement between you and Company and supersedes and replaces any and all prior oral or written agreements or understandings between you and Company concerning the separation of your employment. You represent that you have signed this Agreement voluntarily.
17.    Amendment of this Agreement. This agreement may not be altered, amended, or modified except by a further written document signed by you and an authorized representative of Company.
18.    Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.
If the above terms are agreeable to you, please date and sign the original of this letter in the place indicated below and return it to me.

Sincerely,

/s/ Lisa Bruun
Ellie Mae, Inc.
Lisa Bruun, Sr. Vice President, Human Resources

Accepted and agreed to on this 1st day of July, 2014.

/s/ Elisa Lee
Elisa Lee